Exhibit 10.4

July 16, 2020

Eldridge Burns
623 Rex Drive
Dallas, TX 75230

Dear Eldridge:

Welcome to Mr. Cooper Group! We look forward to you joining our team. This letter will confirm our offer and your acceptance to join our team as EVP, Chief Legal Officer, reporting to Chris Marshall, Vice Chairman and CFO. The details of our offer are outlined below:

Annual Base Salary:    You will be paid a bi-weekly salary of $19,230.77 which is equivalent to $500,000 on an annualized basis.

Bonus Opportunity:     You will be eligible to participate in the Executive Management Incentive Plan (EMIP) with an annual target of $450,000. Your bonus will be based on achieving Company, legal department and individual performance goals established by your management. In addition, you must be actively employed by Mr. Cooper on the day the bonus is paid to receive an award.

Sign-On Equity:        You will receive a one-time equity award of Mr. Cooper Mortgage Holdings Inc. valued at $250,000 granted on September 1, 2020. The award will vest equally over three years and is subject to the approval of the Compensation Committee of the Board of Directors.

Long Term Incentive Opportunity:    Beginning in 2021, you will be eligible for an annual equity award comparable to the awards granted to similarly situated executives. Your annual equity award will have a target value of $450,000. The grants are usually made in March and typically vest equally over three years. All awards must be approved by the Compensation Committee of the Board of Directors.

Non-competition:         You agree that while employed by Mr. Cooper Group and for the twelve (12) month period immediately following your termination of employment, you shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the lending business of Mr. Cooper Group and its subsidiaries or of any other business in which Mr. Cooper Group or its subsidiaries is engaged in at the time of your termination of employment, or which is part of Mr. Cooper Group’s Developing Business, within states in which Mr. Cooper Group is engaged in such business or Developing Business. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services Mr. Cooper Group has developed and is in the process of developing during your employment with Mr. Cooper. You further agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Mr. Cooper Group and its respective affiliates, imposes no undue hardship on you, is not injurious to the public, and that any violation of this of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
Severance:         Should Mr. Cooper Group terminate your employment without cause during the initial twelve (12) months of your employment, you will be entitled to a severance payment of twelve (12) months of your then current salary plus 100% of your prior years bonus, subject to you providing Mr. Cooper Group and their affiliates, as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions. Severance payments shall be paid bi-weekly and in accordance with standard payroll practices. If your employment is terminated after the initial twelve (12) months of employment, you will receive such severance as may be consistent with the then current practices of Mr. Cooper Group.

Non-solicit:         You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Mr. Cooper Group for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Mr. Cooper Group or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Mr. Cooper Group or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper Group or any of their successors, assigns, subsidiaries or affiliates, for any other reason.
Employment at will:    Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and Mr. Cooper the right to terminate the relationship at any time for no reason or any reason.
Anticipated Start Date: August 10, 2020

At Mr. Cooper Group, we believe our employees are our most important assets.  As such, we will commit to providing you with an environment which provides you with an opportunity to become involved, to apply your skills and talents, and to make a difference.

Should you accept employment with Mr. Cooper Group, you will be eligible for 25 vacation days annually, earned and accrued on a per pay-period basis. On the first day of the month following your first day of employment, you will be eligible to participate in a variety of health and welfare plans including medical, dental, life, disability, sick leave, vacation, and paid holidays. You will also be eligible to participate in the Mr. Cooper 401(k) retirement plan. More information about these benefits will be provided to you during New Hire Orientation.

If you have or had any agreement or contract with any previous employer or any other entity that would restrict or impair your ability to work for Mr. Cooper Group, call upon its customers, or prospective customers, or assist Mr. Cooper Group in recruiting employees, you must immediately notify us. Also, please be advised that Mr. Cooper Group prohibits all employees from using trade secrets or other confidential information (verbal, written, electronics or otherwise) they may have acquired from any prior employer. Mr. Cooper Group also prohibits employees from bringing any former employer’s confidential information on to Mr. Cooper Group’s property, including its computer systems, databases, and company-owned or paid-for equipment. If you have any proprietary or confidential information of any prior employer, you are required to retain the same. However, you are not to use that information in any way in your job at Mr. Cooper Group.

This offer is contingent upon the following:

•    Proof of eligibility and employment authorization in accordance with governmental (I-9) requirements,
•    Obtaining satisfactory criminal, employment, and education background checks,
•    Completing all new hire paperwork, which you will receive in the days after you sign and date this letter.

Eldridge, we look forward to you playing a vital role at Mr. Cooper. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Kelly Ann Doherty
Kelly Ann Doherty
EVP, Chief People Officer

I, Eldridge Burns, accept and agree to all the terms and conditions contained in this offer letter.

/s/ Eldridge Burns        July 20, 2020
(Signature)    Date

I understand and agree that if I am hired by Mr. Cooper group or any affiliate of Mr. Cooper Group that my employment relationship with Mr. Cooper Group or any affiliate of Mr. Cooper Group to whom I may hereafter be assigned, will be as an “employee at-will.”  Mr. Cooper Group retains the right to terminate my employment relationship at any time with or without cause, without notice, and without incurring any liability to me.  I further understand and agree that any agreement providing for a term of employment or any agreement restricting or limiting the right of Mr. Cooper Group or any affiliate to terminate my employment relationship for just cause is not binding, unless such an agreement is made in writing and signed by the CEO of Mr. Cooper Group and me. This offer is contingent upon successful completion of a background investigation.